Exhibit 23.1

Consent of UHY LLP

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-61645, 333-37878), on Form S-3 (Registration No. 333-114483) and in the related Prospectus of TOR Minerals International, Inc. of our report dated March 28, 2007, with respect to the consolidated financial statements of TOR Minerals International, Inc. and Subsidiaries as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 included in this Annual Report (Form 10-K).

/s/ UHY LLP
Houston, Texas
March 29, 2007